Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

THIRD QUARTER 2025 FINANCIAL RESULTS

OAKLAND, MARYLAND— October 20, 2025: First United Corporation (the “Corporation”, “we”, “us”, and “our”) (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced financial results for the three- and nine-month periods ended September 30, 2025. Net income was $6.9 million for the third quarter of 2025, or $1.07 per diluted common share, compared to $5.8 million, or $0.89 per diluted common share, for the third quarter of 2024 and $6.0 million, or $0.92 per diluted common share, for the second quarter of 2025. Net income for the first nine months of 2025 was $18.7 million, or $2.88 per diluted common share, compared to $14.4 million, or $2.19 per diluted common share, for the same period of 2024. Annualized Return on Average Assets and Return on Average Equity for the nine-month period ended September 30, 2025 were 1.24% and 13.23%, respectively.

According to Carissa Rodeheaver, Chairman, President and CEO, “We are pleased to report another strong quarter, once again driven by increased net interest margin and expense control. Our commercial, mortgage and wealth relationship managers continue to deliver strong production, and our entire team remains focused on controlling expenses. The strong income allowed us to increase our dividend this quarter. ”

Third Quarter Financial Highlights:

•	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.69% for the third quarter of 2025, reflecting increased loan yields and stable funding costs.
•	Strong loan production during the quarter, with $29.8 million in commercial loan originations and $20.8 million in residential mortgage originations, offset by unusually high payoffs.
•	Provision expense was $0.5 million in the third quarter resulting from reduced loan growth and a charge-off related to one non-accrual commercial relationship, partially offset by improved qualitative factors.
•	Operating income, including net gains, increased slightly by $0.2 million when compared to the linked quarter.
•	Operating expenses were stable compared to the linked quarter.
•	A cash dividend of $0.26 per common share was declared in the third quarter.

Income Statement Overview

On a GAAP basis, net income for the third quarter of 2025 was $6.9 million. This compares to $6.0 million for the second quarter of 2025 and $5.8 million for the third quarter of 2024.

	Q3 2025	Q2 2025	Q3 2024
Net Income, GAAP (millions)	$6.9	$6.0	$5.8
Diluted earnings per share, GAAP	$1.07	$0.92	$0.89

The $1.2 million increase in quarterly net income when compared to the third quarter of 2024 was primarily driven by a $2.2 million increase in net interest income and a $0.3 million increase in non-interest income, partially offset by increases in provision expense of $0.2 million, non-interest expense of $0.7 million and income tax expense of $0.4 million. Comparing the third quarter of 2025 to the same period of 2024, interest and fees on loans increased by $2.0 million primarily due to the repricing of adjustable-rate loans and new production booked at higher rates. Quarterly interest expense increased by $0.3 million on a year-over-year basis. This increase was attributable to growth in our municipal deposit balances, offset slightly by reduced interest expense on short-term borrowings related to the repayment of $40.0 million in Bank Term Funding Program (“BTFP”) balances in September 2024. Other operating income increased by $0.3 million due to increases in wealth management income and net gains as a result of an investment sale transaction. Other operating expenses increased by $0.7 million due to a $0.4 million increase in salaries and benefit expenses, a $0.2 million increase in professional services, and a $0.2 million increase in data processing costs. These increases were offset by slight reductions in equipment, other real estate owned (“OREO”) and investor relations expenses.

Compared to the linked quarter, net income increased by $1.0 million as net interest income increased by $0.7 million due to an increase in interest and fees on loans of $0.8 million, a decrease in provision expense of $0.4 million, and an increase in other operating income of $0.2 million related to net gains on sales of investment securities, trust department income, and an incentive received on check fees. Non-interest expenses remained stable when comparing the linked quarter to the third quarter. Income tax expense increased by $0.3 million.

Net income for the first nine months of 2025 was $18.7 million compared to $14.4 million for the same period in 2024. Net interest income increased by $5.8 million due to a $6.4 million increase in interest income due to loans repricing at higher rates and new loan production booked at higher rates. Interest expense increased by $0.6 million driven by a $1.2 million increase in interest on deposits related to growth in our municipal balances, partially offset by a net reduction in borrowing costs of $0.7 million resulting from the repayment of $40.0 million in BTFP balances late in the third quarter of 2024. Provision for credit losses decreased by $0.4 million due primarily to strong credit quality, lower charge-offs and lower loan growth during the first nine months of 2025 when compared to the same time period in 2024. Other operating income increased by $0.6 million primarily due to a $0.4 million increase in trust department income and a $0.2 million increase on gains from the sales of residential mortgages and investment securities.. These increases were partially offset by a $1.0 million increase in other operating expenses that were primarily related to a $0.7 million increase in salaries and employee benefits as a result of increased salary expense as we continue to build our sales teams, a $0.5 million increase in data processing expenses related to software agreements, and a $0.3 million increase in professional services expenses from increased audit fees. These increases were partially offset by a $0.8 million decrease in equipment and occupancy expenses due primarily to reduced depreciation expense related to the closure of four branches early in 2024.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, increased by $2.2 million for the third quarter of 2025 when compared to the third quarter of 2024. This increase was driven by an increase of $2.5 million in interest income due to a $2.0 million increase in interest income on loans resulting from an increase of 25 basis points in the overall yield on the loan portfolio. This increase in yield was attributable to upward repricing of adjustable-rate loans and an increase in average balances of $68.4 million. Interest income on investment securities increased by $0.2 million due to an increase in average balances of $9.0 million and an increase in yield of 17 basis points. The increase in the investment portfolio resulted from management’s strategic decision to reinvest cashflows in the higher rate environment to increase yield on the portfolio. Interest income on Federal funds sold increased by $0.2 million due to an increase of $37.4 million in average balances, partially offset by a decrease of 147 basis points in average rates. Interest expense increased by $0.3 million when compared to the third quarter of 2024. Interest expense paid on deposits increased by $0.4 million related to a $100.5 million increase in average balances, partially offset by a decrease of 6 basis points on the rate paid. Interest paid on short-term borrowings decreased by $0.5 million when compared to the same period of 2024 due to the repayment of the $40.0 million borrowing from the BTFP late in the third quarter of 2024. Interest paid on long-term borrowings increased by $0.4 million when compared to the third quarter of 2024 due to a $43.8 million increase in average balances, partially offset by a decrease of 80 basis points on rates paid.

Comparing the third quarter of 2025 to the second quarter of 2025, net interest income, on a non-GAAP, FTE basis, increased by $0.7 million. This increase was driven by a $0.9 million increase in interest income as a result of an increase in interest and fees on loans of $0.8 million as average loan balances increased by $12.4 million and average yield increased by 8 basis points. Interest expense increased by $0.2 million due to a $0.2 million increase in interest paid on deposits attributable to a $21.9 million increase in average balances and a slight increase in average yield of 1 basis point. Interest expense on borrowing costs remained stable when comparing the third quarter of 2025 to the linked quarter.

Comparing the nine months ended September 30, 2025 to the nine months ended September 30, 2024, net interest income, on a non-GAAP, FTE basis, increased by $5.8 million. Interest income increased by $6.4 million and was driven by an increase of $6.6 million on interest and fees on loans as average loan balances increased by $72.6 million and the overall yield increased by 32 basis points in correlation with upward repricing of adjustable-rate loans. Interest expense on deposits increased by $1.2 million as the average deposit balances increased by $87.6 million, driven by increases of $6.3 million in demand deposit accounts, $73.6 million in money market balances and $24.4 million in brokered time deposits, partially offset by decreases in savings balances of $15.2 million and $1.5 million in retail time deposits. Interest expense on short-term borrowings decreased by $1.4 million due to the Bank’s utilization of the BTFP program in 2024 and subsequent repayment late in the third quarter of 2024. Long-term borrowing costs increased $0.7 million as a result of an increase of $37.3 million in FHLB average balances, partially offset by a decrease in rate paid of 85 basis points. The net interest margin for the nine months ended September 30, 2025 was 3.64% compared to 3.34% for the nine months ended September 30, 2024.

Non-Interest Income

Other operating income, including net gains, for the third quarter of 2025 increased by $0.3 million when compared to the same period of 2024. This increase was driven by a $0.2 million increase in wealth management income, reflecting higher market valuations and expanded relationships with both new and existing clients. Additionally, $0.1 million in net gains from the sale of available-for-sale investments was recognized in the third quarter of 2025.

On a linked quarter basis, other operating income, including net gains, increased by $0.2 million. The increase was attributable to a $0.1 million cash incentive received in connection with check fees and $0.1 million in net gains from the sale of available-for-sale investments. Wealth management income was stable when compared to the prior quarter.

Other operating income for the nine months ended September 30, 2025 increased by $0.6 million when compared to the same period of 2024. This increase was attributable to a $0.4 million increase in wealth management income, driven by improving market conditions, increased annuity sales and growth in new and existing customer relationships. Gains on sales of residential mortgages increased by $0.1 million and gains on sales of investment securities increased by $0.1 million. Service charge and debit card income were both stable when comparing the first nine months of 2025 to the same period of 2024.

Non-Interest Expense

Operating expenses increased by $0.7 million in the third quarter of 2025 when compared to the third quarter of 2024. Salaries and employee benefits increased by $0.4 million due to a $0.4 million increase in salary expense related to normal merit increases effective April 1, 2025 and increased staffing levels as an effort to build out our West region and a $0.1 million increase in incentive expense, partially offset by decreases in employee life and health insurance expense due to decreased claims. Additionally, data processing and professional services expenses each increased by $0.2 million year-over-year.

Compared to the linked quarter, operating expenses were stable. Net OREO expenses decreased by $0.1 million, and data processing expenses and investor relations expenses each decreased by $0.1 million. These decreases were partially offset by a $0.3 million increase in salaries and employee benefits related to increased salary and incentive expense.

For the nine months ended September 30, 2025, non-interest expense increased by $1.0 million when compared to the nine months ended September 30, 2024. Salaries and employee benefits increased by $0.7 million related to normal merit increases effective April 1, 2025, increased salary expense as a result of increased staffing levels as we continue to expand our West region, increases in incentives, and 401K expenses offset by reduced life and health insurance costs related to reduced claims in 2025. Net OREO expenses increased by $0.1 million. Data processing expenses increased by $0.5 million primarily due to increased software agreements and professional services expenses increased by $0.3 million as a result of increased audit fees. These increases were partially offset by a $0.8 million decrease in occupancy and equipment expenses related to accelerated depreciation expense recognized in the first quarter of 2024 related to branch closures.

The effective income tax rates as a percentage of income for the nine-month periods ended September 30, 2025 and September 30, 2024 remained stable at 24.7% and 24.6%, respectively.

Balance Sheet Overview

Total assets at September 30, 2025 were $2.0 billion, representing a $51.0 million increase since December 31, 2024. During the first nine months of 2025, the investment portfolio increased by $8.9 million as bonds were purchased to lock in yield in anticipation of potential declines in long-term rates. Gross loans increased by $16.0 million as new production during the nine months of 2025 was mitigated by amortization and increased payoffs. Other assets, including deferred taxes, premises and equipment, bank owned life insurance, pension assets, accrued trust income receivable, and accrued interest receivable, increased by $11.3 million.

Total liabilities at September 30, 2025 were $1.8 billion, representing a $31.1 million increase since December 31, 2024. Total deposits increased by $104.1 million when compared to December 31, 2024. The increase in deposits was primarily driven by $50.0 million in new brokered time deposits obtained in January 2025 to fund the repayment of the $50.0 million in overnight borrowings outstanding at December 31, 2024. In addition, savings and money market accounts increased by $42.0 million, retail time deposits increased by $9.7 million, and non-interest-bearing deposits increased by $3.2 million. Interest-bearing demand deposits, primarily our ICS product, decreased slightly by $0.8 million due primarily to seasonal fluctuations in municipal deposit accounts. Short-term borrowings decreased by $45.2 million due to the purchase of the brokered time deposit mentioned previously which was partially offset by increases in the overnight investment sweep product. Long-term borrowings decreased by $25.0 million due to the full repayment of a matured $25.0 million Federal Home Loan Bank borrowing in September 2025.

Outstanding loans of $1.5 billion at September 30, 2025 reflected a $16.0 million increase since December 31, 2024.

Loan Type (in millions)	Change since June 30, 2025	Change since December 31, 2024
Commercial	$(3.7)	$18.3
1 to 4 Family Mortgages	$(0.6)	$2.5
Consumer	$(1.4)	$(4.8)
Gross Loans	$(5.7)	$16.0

Since December 31, 2024, commercial real estate loans increased by $28.1 million, acquisition and development loans decreased by $1.3 million, commercial and industrial loans decreased by $8.5 million, residential mortgage loans increased by $2.5 million, and consumer loans decreased by $4.8 million.

New commercial loan production for the third quarter of 2025 was approximately $29.8 million.  Year to date commercial production was approximately $139.0 million, which compares to $117.0 million for the nine months ended September 30, 2024. The commercial pipeline was strong as of September 30, 2025 at $50.4 million, and unfunded, commercial construction loans totaled approximately $42.8 million.  Commercial amortization and payoffs were unusually high at approximately $29.4 million for the three months ended September 30, 2025. Included in that amount were payoffs of approximately $20.9 million during the third quarter primarily attributable to four relationships either utilizing cash to repay or consolidating debt.

New consumer mortgage loan production for the third quarter of 2025 was approximately $20.8 million, most of which was comprised of in-house mortgages booked to our portfolio.  The pipeline of in-house, portfolio loans as of September 30, 2025 was $23.0 million. Unfunded commitments related to residential construction loans totaled $12.1 million at September 30, 2025.

Total deposits at September 30, 2025 increased by $104.1 million when compared to December 31, 2024.

Deposit Type (in millions)	Change since June 30, 2025	Change since December 31, 2024
Non-Interest-Bearing	$4.2	$3.2
Interest-Bearing Demand	$38.3	$(0.8)
Savings and Money Market	$16.5	$42.0
Time Deposits- Retail	$5.7	$9.7
Tim Deposits- Brokered	$0.0	$50.0
Total Deposits	$64.7	$104.1

In January 2025, $50.0 million in brokered time deposits with an average interest rate of 4.24% were obtained to fund the repayment of $50.0 million in overnight borrowings that were outstanding on December 31, 2024. Savings and money market accounts increased by $42.0 million due primarily to the expansion of current and new relationships throughout the first nine months of 2025. Non-interest-bearing checking deposits increased by $3.2 million and interest-bearing checking deposits decreased by $0.8 million as we experienced seasonal fluctuations in municipal and commercial account balances and increased spending by businesses and consumers related to inflation. Retail time deposits increased by $9.7 million since December 31, 2024.

The book value of the Corporation’s common stock was $30.65 per share at September 30, 2025 compared to $27.71 per share at December 31, 2024. At September 30, 2025, there were 6,496,908 basic outstanding shares and 6,508,790 diluted outstanding shares of common stock. The increase in the book value at September 30, 2025 was due to the undistributed net income of $14.2 million for the first nine months of 2025.

Asset Quality

The allowance for credit losses (“ACL”) was $19.1 million at September 30, 2025 compared to $18.0 million at September 30, 2024 and $18.2 million at December 31, 2024. The provision for credit losses was $0.5 million for the quarter ended September 30, 2025 compared to $0.3 million for the quarter ended September 30, 2024 and $0.9 million for the second quarter of 2025. The increased provision expense recorded in the third quarter of 2025 when compared to the same period in 2024 resulted from increased net charge-offs of $0.4 million in the third quarter of 2025 compared to $0.1 million in the third quarter of 2024. The decrease in provision expense compared to the linked quarter was due to decreases in the overall loan portfolio and improved qualitative factors, partially offset by the increased net charge-offs primarily related to one non-accrual commercial and industrial relationship. Asset quality remained strong during the third quarter of 2025. The ratio of the ACL to loans outstanding remained stable at 1.28%at September 30, 2025 compared to 1.27% at June 30, 2025 and 1.24% at September 30, 2024.

The ratio of net charge offs to average loans was 0.08% for the nine months ended September 30, 2025, and 0.18% for the nine months ended September 30, 2024. The commercial and industrial portfolio had net charge offs of 0.41% and 0.53% for the nine-month periods ended September 30, 2025 and 2024, respectively, due primarily to charge offs on one non-accrual commercial relationship. The acquisition and development portfolio had net recoveries of 0.42% and 0.08% for the nine-month periods ended September 30, 2025 and 2024, respectively. This shift was due primarily to recoveries recognized in 2025 related to one relationship previously charged off in 2016. The decrease in net charge offs in consumer loans in the first nine months of 2025 was primarily driven by approximately $0.3 million in charge offs of demand deposit balances during the first quarter of 2024. Details of the ratios, by loan type, are shown below. Our special assets team continues to actively collect on charged-off loans, resulting in overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
	9/30/2025	9/30/2024
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.01%
Acquisition & Development	0.42%	0.08%
Commercial & Industrial	(0.41%)	(0.53%)
Residential Mortgage	0.01%	0.01%
Consumer	(1.06%)	(2.04%)
Total Net (Charge Offs)/Recoveries	(0.08%)	(0.18%)

Non-accrual loans totaled $3.8 million at September 30, 2025 compared to $4.9 million at December 31, 2024. The decrease in non-accrual balances at September 30, 2025 was related to principal paydowns and the charge-off of $0.5 million of related to a non-accrual commercial and industrial relationship that was recorded during the third quarter of 2025.

Non-accrual loans that have been subject to partial charge-offs totaled $0.3 million and $0.7 million at September 30, 2025 and December 31, 2024, respectively.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $0.2 million and $1.6 million at September 30, 2025 and December 31, 2024, respectively. As a percentage of the loan portfolio, accruing loans past due 30 days or more were 0.26% at September 30, 2025 compared to 0.32% at December 31, 2024 and 0.37% as September 30, 2024.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of the Bank, First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (“Trust II” and together with Trust I, “the Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries- Oak First Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and one subsidiary that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland, and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland and Mineral County, West Virginia. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and the impact that any such events have on our critical accounting assumptions and estimates made as of September 30, 2025, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Results of Operations:
Interest income	$25,762	$23,257	$74,695	$68,268
Interest expense	8,359	8,029	24,569	23,990
Net interest income	17,403	15,228	50,126	44,278
Provision for credit losses	510	264	2,026	2,404
Other operating income	5,074	4,912	14,836	14,487
Net gains	261	141	499	282
Other operating expense	12,986	12,314	38,536	37,559
Income before taxes	$9,242	$7,703	$24,899	$19,084
Income tax expense	2,294	1,932	6,161	4,701
Net income	$6,948	$5,771	$18,738	$14,383

Per share data:
Basic net income per share	$1.07	$0.89	$2.89	$2.20
Diluted net income per share	$1.07	$0.89	$2.88	$2.19
Adjusted Basic net income (1)	$1.07	$0.89	$2.89	$2.26
Adjusted Diluted net income (1)	$1.07	$0.89	$2.88	$2.25
Dividends declared per share	$0.26	$0.22	$0.70	$0.62
Book value	$30.65	$26.90
Diluted book value	$30.59	$26.84
Tangible book value per share	$28.87	$25.06
Diluted Tangible book value per share	$28.82	$25.01

Closing market value	$36.77	$29.84
Market Range:
High	$38.41	$30.77
Low	$32.02	$20.40

Shares outstanding at period end: Basic	6,496,908	6,468,625
Shares outstanding at period end: Diluted	6,508,790	6,482,648

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.24%	0.99%
Adjusted return on average assets	1.24%	1.01%
Return on average shareholders' equity	13.23%	11.52%
Adjusted return on average shareholders' equity	13.23%	11.78%
Net interest margin (Non-GAAP), includes tax exempt income of $160 and $176	3.64%	3.34%
Net interest margin GAAP	3.63%	3.32%
Efficiency ratio - non-GAAP (1)	58.73%	62.46%

(1)	Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income.

	September 30,	December 31
	2025	2024
Financial Condition at period end:
Assets	$2,023,974	$1,973,022
Earning assets	$1,784,056	$1,758,665
Gross loans	$1,496,762	$1,480,793
Commercial Real Estate	$554,418	$526,364
Acquisition and Development	$93,968	$95,314
Commercial and Industrial	$279,079	$287,534
Residential Mortgage	$521,317	$518,815
Consumer	$47,980	$52,766
Investment securities	$278,898	$269,991
Total deposits	$1,678,902	$1,574,829
Noninterest bearing	$429,986	$426,737
Interest bearing	$1,248,916	$1,148,092
Shareholders' equity	$199,099	$179,295

Capital ratios:

Tier 1 to risk weighted assets	15.59%	14.70%
Common Equity Tier 1 to risk weighted assets	13.68%	12.79%
Tier 1 Leverage	12.10%	11.88%
Total risk based capital	16.84%	15.92%

Asset quality:

Net charge-offs for the quarter	$(435)	$(362)
Nonperforming assets: (Period End)
Nonaccrual loans	$3,825	$4,931
Loans 90 days past due and accruing	801	918
Total nonperforming loans and 90 day past due	$4,626	$5,849

Other real estate owned	$2,718	$3,062
Other repossessed assets	$3,043	$2,802
Modified loans	$998	$1,006

Allowance for credit losses to gross loans	1.28%	1.23%
Allowance for credit losses to non-accrual loans	499.06%	368.49%
Allowance for credit losses to non-performing assets	183.78%	155.13%
Non-performing loans and 90 day past due loans to total loans	0.31%	0.39%
Non-performing loans and 90 day past due loans to total assets	0.23%	0.30%
Non-accrual loans to total loans	0.26%	0.33%
Non-performing assets to total assets	0.51%	0.59%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

Financial Highlights - Unaudited

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2025	2025	2025	2024	2024	2024	2024
Results of Operations:
Interest income	$25,762	$24,871	$24,062	$23,725	$23,257	$23,113	$21,898
Interest expense	8,359	8,164	8,046	8,025	8,029	7,875	8,086
Net interest income	17,403	16,707	16,016	15,700	15,228	15,238	13,812
Provision for credit losses	510	860	656	529	264	1,194	946
Other operating income	5,074	4,940	4,822	4,924	4,912	4,782	4,793
Net gains	261	146	92	132	141	59	82
Other operating expense	12,986	12,974	12,576	12,081	12,314	12,364	12,881
Income before taxes	$9,242	$7,959	$7,698	$8,146	$7,703	$6,521	$4,860
Income tax expense	2,294	1,975	1,892	1,960	1,932	1,607	1,162
Net income	$6,948	$5,984	$5,806	$6,186	$5,771	$4,914	$3,698

Per share data:
Basic net income per share	$1.07	$0.92	$0.90	$0.95	$0.89	$0.75	$0.56
Diluted net income per share	$1.07	$0.92	$0.89	$0.95	$0.89	$0.75	$0.56
Adjusted basic net income (1)	$1.07	$0.92	$0.90	$0.95	$0.89	$0.75	$0.62
Adjusted diluted net income (1)	$1.07	$0.92	$0.89	$0.95	$0.89	$0.75	$0.62
Dividends declared per share	$0.26	$0.22	$0.22	$0.22	$0.22	$0.22	$0.20
Book value	$30.65	$29.43	$28.35	$27.71	$26.90	$25.39	$24.89
Diluted book value	$30.59	$29.38	$28.27	$27.65	$26.84	$25.34	$24.86
Tangible book value per share	$28.87	$27.64	$26.55	$25.89	$25.06	$23.55	$23.08
Diluted Tangible book value per share	$28.82	$27.59	$26.47	$25.83	$25.01	$23.49	$23.05

Closing market value	$36.77	$31.01	$30.02	$33.71	$29.84	$20.42	$22.91
Market Range:
High	$38.41	$32.09	$41.61	$36.17	$30.77	$22.88	$23.85
Low	$32.02	$25.90	$29.38	$29.63	$20.40	$19.40	$21.21

Shares outstanding at period end: Basic	6,496,908	6,494,611	6,478,634	6,471,096	6,468,625	6,465,601	6,648,645
Shares outstanding at period end: Diluted	6,508,790	6,506,493	6,497,454	6,485,119	6,482,648	6,479,624	6,657,239

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.24%	1.20%	1.19%	1.06%	0.99%	0.89%	0.76%
Adjusted return on average assets (1)	1.24%	1.20%	1.19%	1.08%	1.01%	0.98%	0.85%
Return on average shareholders' equity	13.23%	12.78%	12.83%	12.16%	11.52%	10.48%	9.07%
Adjusted return on average shareholders' equity (1)	13.23%	12.78%	12.83%	12.42%	11.78%	11.52%	10.11%
Net interest margin (Non-GAAP), includes tax exempt income of $160 and $176	3.64%	3.61%	3.56%	3.38%	3.34%	3.31%	3.12%
Net interest margin GAAP	3.63%	3.60%	3.55%	3.36%	3.32%	3.29%	3.10%
Efficiency ratio - non-GAAP (1)	58.73%	59.66%	59.95%	61.31%	62.46%	63.48%	65.71%

(1)	Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income.

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2025	2025	2024	2024	2024	2024
Financial Condition at period end:
Assets	$2,023,974	$2,007,471	$1,979,753	$1,973,022	$1,916,126	$1,868,599	$1,912,953
Earning assets	$1,784,056	$1,789,747	$1,762,891	$1,758,665	$1,722,346	$1,695,425	$1,695,962
Gross loans	$1,496,762	$1,502,481	$1,479,869	$1,480,793	$1,447,883	$1,422,975	$1,412,327
Commercial Real Estate	$554,418	$550,717	$532,764	$526,364	$502,828	$506,273	$492,819
Acquisition and Development	$93,968	$98,937	$94,063	$95,314	$92,909	$88,215	$83,424
Commercial and Industrial	$279,079	$281,484	$282,370	$287,534	$277,994	$260,168	$274,722
Residential Mortgage	$521,317	$521,968	$520,072	$518,815	$519,168	$511,354	$501,990
Consumer	$47,980	$49,375	$50,600	$52,766	$54,984	$56,965	$59,372
Investment securities	$278,898	$279,541	$275,143	$269,991	$267,214	$267,151	$278,716
Total deposits	$1,678,902	$1,614,207	$1,623,574	$1,574,829	$1,540,395	$1,537,071	$1,563,453
Noninterest bearing	$429,986	$425,784	$422,415	$426,737	$419,437	$423,970	$422,759
Interest bearing	$1,248,916	$1,188,423	$1,201,159	$1,148,092	$1,120,958	$1,113,101	$1,140,694
Shareholders' equity	$199,099	$191,147	$183,694	$179,295	$173,979	$164,177	$165,481

Capital ratios:
Tier 1 to risk weighted assets	15.59%	15.22%	14.87%	14.70%	14.61%	14.51%	14.58%
Common Equity Tier 1 to risk weighted assets	13.68%	13.32%	12.97%	12.79%	12.66%	12.54%	12.60%
Tier 1 Leverage	12.10%	12.08%	11.94%	11.88%	11.88%	11.69%	11.48%
Total risk based capital	16.84%	16.47%	16.10%	15.92%	15.83%	15.75%	15.83%

Asset quality:
Net (charge-offs)/recoveries for the quarter	$(435)	$(151)	$(360)	$(362)	$(109)	$(1,309)	$(459)
Nonperforming assets: (Period End)
Nonaccrual loans	$3,825	$3,813	$4,026	$4,931	$8,073	$9,438	$16,007
Loans 90 days past due and accruing	801	535	233	918	538	526	120
Total nonperforming loans and 90 day past due	$4,626	$4,348	$4,259	$5,849	$8,611	$9,964	$16,127

Other real estate owned	$2,718	$3,035	$3,062	$3,062	$2,860	$2,978	$4,402
Other repossessed assets	$3,043	$2,802	$2,802	$2,802	$42	$32	$68
Modified loans	$998	$1,198	$1,021	$1,006	$1,016	$893	$-

Allowance for credit losses to gross loans	1.28%	1.27%	1.25%	1.23%	1.24%	1.26%	1.27%
Allowance for credit losses to non-accrual loans	499.06%	499.45%	458.69%	368.49%	223.09%	189.90%	112.34%
Allowance for credit losses to non-performing assets	183.78%	186.98%	182.43%	155.13%	157.00%	138.49%	87.59%
Non-performing loans and 90 day past due loans to total loans	0.31%	0.29%	0.29%	0.39%	0.59%	0.70%	1.14%
Non-performing loans and 90 day past due loans to total assets	0.23%	0.22%	0.22%	0.30%	0.45%	0.53%	0.84%
Non-accrual loans to total loans	0.26%	0.25%	0.27%	0.33%	0.56%	0.66%	1.13%
Non-performing assets to total assets	0.51%	0.51%	0.51%	0.59%	0.60%	0.69%	1.07%

Consolidated Statement of Condition

(Dollars in thousands - Unaudited)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Assets
Cash and due from banks	$92,268	$77,313	$82,813	$77,020
Interest bearing deposits in banks	2,907	1,800	1,618	1,307
Cash and cash equivalents	95,175	79,113	84,431	78,327
Investment securities – available for sale (at fair value)	105,060	103,582	99,998	94,494
Investment securities – held to maturity (at cost)	172,818	174,951	174,144	175,497
Equity investments with readily determinable fair market values	1,020	1,008	1,001	—
Restricted investment in bank stock, at cost	4,628	5,815	5,815	5,768
Loans held for sale	861	110	—	806
Loans	1,496,762	1,502,481	1,479,869	1,480,793
Unearned fees	(473)	(533)	(457)	(442)
Allowance for credit losses	(19,089)	(19,044)	(18,467)	(18,170)
Net loans	1,477,200	1,482,904	1,460,945	1,462,181
Premises and equipment, net	30,369	29,644	30,010	30,081
Goodwill and other intangible assets	11,526	11,609	11,691	11,773
Bank owned life insurance	49,997	49,642	49,293	48,952
Deferred tax assets	8,228	9,151	10,021	9,989
Other real estate owned, net	2,718	3,035	3,062	3,062
Operating lease asset	984	1,058	1,131	1,204
Pension asset	21,382	18,537	16,064	17,824
Accrued interest receivable and other assets	42,008	37,312	32,147	33,064
Total Assets	$2,023,974	$2,007,471	$1,979,753	$1,973,022
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$429,986	$425,784	$422,415	$426,737
Interest bearing deposits	1,248,916	1,188,423	1,201,159	1,148,092
Total deposits	1,678,902	1,614,207	1,623,574	1,574,829
Short-term borrowings	20,207	50,954	20,342	65,409
Long-term borrowings	95,929	120,929	120,929	120,929
Operating lease liability	1,152	1,231	1,308	1,384
Allowance for credit loss on off balance sheet exposures	982	995	863	863
Accrued interest payable and other liabilities	26,014	26,579	27,617	28,889
Dividends payable	1,689	1,429	1,426	1,424
Total Liabilities	1,824,875	1,816,324	1,796,059	1,793,727
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,496,908 at September 30, 2025; 6,494,611 shares at June 30, 2025; 6,478,634 at March 31, 2025; and 6,471,096 at December 31, 2024	65	65	65	65
Surplus	21,290	21,121	20,606	20,476
Retained earnings	203,197	197,938	193,382	189,002
Accumulated other comprehensive loss	(25,453)	(27,977)	(30,359)	(30,248)
Total Shareholders’ Equity	199,099	191,147	183,694	179,295
Total Liabilities and Shareholders’ Equity	$2,023,974	$2,007,471	$1,979,753	$1,973,022

Historical Income Statement

	2025			2024
	Q3	Q2	Q1	Q4	Q3	Q2	Q1

In thousands	(Unaudited)
Interest income
Interest and fees on loans	$23,060	$22,294	$21,755	$21,299	$21,018	$20,221	$19,218
Interest on investment securities
Taxable	1,826	1,776	1,763	1,672	1,647	1,697	1,744
Exempt from federal income tax	57	57	45	47	56	53	53
Total investment income	1,883	1,833	1,808	1,719	1,703	1,750	1,797
Other	819	744	499	707	536	1,142	883
Total interest income	25,762	24,871	24,062	23,725	23,257	23,113	21,898
Interest expense
Interest on deposits	7,009	6,788	6,683	6,585	6,579	6,398	6,266
Interest on short-term borrowings	17	21	20	40	467	509	461
Interest on long-term borrowings	1,333	1,355	1,343	1,400	983	968	1,359
Total interest expense	8,359	8,164	8,046	8,025	8,029	7,875	8,086
Net interest income	17,403	16,707	16,016	15,700	15,228	15,238	13,812
Credit loss expense/(credit)
Loans	480	728	657	522	195	1,251	961
Debt securities held to maturity	43	—	—	—	14	—	—
Off balance sheet credit exposures	(13)	132	(1)	7	55	(57)	(15)
Provision for credit losses	510	860	656	529	264	1,194	946
Net interest income after provision for credit losses	16,893	15,847	15,360	15,171	14,964	14,044	12,866
Other operating income
Net gains on investments, available for sale	97	—	—	—	—	—	—
Gains on sale of residential mortgage loans	163	146	92	132	141	59	82
Losses on disposal of fixed assets	1	—	—	—	—	—	—
Net gains	261	146	92	132	141	59	82
Other Income
Service charges on deposit accounts	563	577	547	553	555	556	556
Other service charges	218	214	206	211	236	225	215
Trust department	2,448	2,386	2,323	2,323	2,328	2,255	2,188
Debit card income	980	983	921	1,134	1,000	999	932
Bank owned life insurance	355	348	341	345	340	334	326
Brokerage commissions	346	370	421	295	297	362	495
Other	164	62	63	63	156	51	81
Total other income	5,074	4,940	4,822	4,924	4,912	4,782	4,793
Total other operating income	5,335	5,086	4,914	5,056	5,053	4,841	4,875
Other operating expenses
Salaries and employee benefits	7,589	7,319	7,331	6,456	7,160	7,256	7,157
FDIC premiums	266	267	245	260	256	285	269
Equipment	515	565	578	490	627	635	923
Occupancy	679	675	689	563	709	652	954
Data processing	1,517	1,600	1,503	1,688	1,333	1,422	1,318
Marketing	182	196	238	205	151	184	134
Professional services	639	589	476	536	477	449	486
Contract labor	127	166	163	181	149	84	183
Telephone	89	96	98	99	97	103	109
Other real estate owned	69	208	92	47	124	14	86
Investor relations	57	132	62	65	84	91	53
Contributions	90	78	56	53	65	66	50
Other	1,167	1,083	1,045	1,438	1,082	1,123	1,159
Total other operating expenses	12,986	12,974	12,576	12,081	12,314	12,364	12,881
Income before income tax expense	9,242	7,959	7,698	8,146	7,703	6,521	4,860
Provision for income tax expense	2,294	1,975	1,892	1,960	1,932	1,607	1,162
Net Income	$6,948	$5,984	$5,806	$6,186	$5,771	$4,914	$3,698
Basic net income per common share	$1.07	$0.92	$0.90	$0.95	$0.89	$0.75	$0.56
Diluted net income per common share	$1.07	$0.92	$0.89	$0.95	$0.89	$0.75	$0.56
Weighted average number of basic shares outstanding	6,496	6,489	6,474	6,470	6,468	6,527	6,642
Weighted average number of diluted shares outstanding	6,508	6,506	6,490	6,484	6,482	6,537	6,655
Dividends declared per common share	$0.26	$0.22	$0.22	$0.22	$0.22	$0.20	$0.20

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude accelerated depreciation expenses related to the branch closures.

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except for per share amount)	2025	2024	2025	2024
Net income - as reported	$6,948	$5,771	$18,738	$14,383
Adjustments:
Accelerated depreciation expenses	—	—	—	562
Income tax effect of adjustments	—	—	—	(137)
Adjusted net income (non-GAAP)	$6,948	$5,771	$18,738	$14,808

Diluted earnings per share - as reported	$1.07	$0.89	$2.88	$2.19
Adjustments:
Accelerated depreciation expenses	—	—	—	0.08
Income tax effect of adjustments	—	—	—	(0.02)
Adjusted diluted earnings per share (non-GAAP)	$1.07	$0.89	$2.88	$2.25

	As of or for the three months ended		As of or for the nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2025	2024	2025	2024
Per Share Data
Basic net income per share - as reported	$1.07	$0.89	$2.89	$2.20
Basic net income per share - non-GAAP	$1.07	$0.89	$2.89	$2.26
Diluted net income per share - as reported	$1.07	$0.89	$2.88	$2.19
Diluted net income per share - non-GAAP	$1.07	$0.89	$2.88	$2.25
Basic book value per share	$30.65	$26.90
Diluted book value per share	$30.59	$26.84

Significant Ratios:	As of or for the nine months ended
	September 30,
	2025	2024
Return on Average Assets - as reported	1.24%	0.99%
Accelerated depreciation expenses	-	0.03%
Income tax effect of adjustments	-	(0.01%)
Adjusted Return on Average Assets (non-GAAP)	1.24%	1.01%

Return on Average Equity - as reported	13.23%	11.52%
Accelerated depreciation expenses	-	0.34%
Income tax effect of adjustments	-	(0.08%)
Adjusted Return on Average Equity (non-GAAP)	13.23%	11.78%

	Three Months Ended
	September 30,
	2025			2024
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,501,876	23,072	6.09%	$1,433,508	$21,035	5.84%
Investment Securities:
Taxable	285,623	1,826	2.54%	276,343	1,647	2.37%
Non taxable	7,516	102	5.38%	7,795	100	5.10%
Total	293,139	1,928	2.61%	284,138	1,747	2.44%
Federal funds sold	70,731	697	3.91%	33,372	451	5.38%
Interest-bearing deposits with other banks	5,324	30	2.24%	2,179	26	4.75%
Other interest earning assets	5,660	92	6.45%	3,987	59	5.89%
Total earning assets	1,876,730	25,819	5.46%	1,757,184	23,318	5.28%
Allowance for credit losses	(19,343)			(18,197)
Non-earning assets	185,364			173,875
Total Assets	$2,042,751			$1,912,862
Liabilities and Shareholders’ Equity
Deposits
Interest-bearing demand deposits	$367,771	$1,509	1.63%	$370,040	$1,604	1.72%
Interest-bearing money markets- retail	489,088	3,834	3.11%	422,393	3,793	3.57%
Interest-bearing money markets- brokered	436	1	0.91%	1	—	0.10%
Savings deposits	163,433	43	0.10%	176,799	44	0.10%
Time deposits - retail	148,955	1,064	2.83%	141,354	1,021	2.87%
Time deposits - brokered	50,000	558	4.43%	8,641	117	5.39%
Total deposits	1,219,683	7,009	2.28%	1,119,228	6,579	2.34%
Short-term borrowings	21,378	17	0.32%	57,553	467	3.23%
Long-term borrowings	117,668	1,333	4.49%	73,864	983	5.29%
Total interest-bearing liabilities	1,358,729	8,359	2.44%	1,250,645	8,029	2.55%
Non-interest-bearing deposits	456,773			479,232
Other liabilities	31,020			32,155
Shareholders’ Equity	196,229			170,753
Total Liabilities and Shareholders’ Equity	$2,042,751			$1,912,862
Net interest income and spread		$17,460	3.02%		$15,289	2.73%
Net interest margin			3.69%			3.46%

	Nine Months Ended
	September 30,
	2025			2024
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Assets
Loans	$1,491,573	$67,144	6.02%	$1,418,964	$60,506	5.70%
Investment Securities:
Taxable	285,293	5,365	2.51%	288,977	5,088	2.35%
Non taxable	7,158	284	5.30%	7,800	289	4.95%
Total	292,451	5,649	2.58%	296,777	5,377	2.42%
Federal funds sold	54,385	1,709	4.20%	54,624	2,246	5.49%
Interest-bearing deposits with other banks	3,899	65	2.23%	1,628	75	6.15%
Other interest earning assets	5,749	288	6.70%	4,161	240	7.70%
Total earning assets	1,848,057	74,855	5.42%	1,776,154	68,444	5.15%
Allowance for loan losses	(18,812)			(18,020)
Non-earning assets	184,309			185,660
Total Assets	$2,013,554			$1,943,794
Liabilities and Shareholders’ Equity
Deposits
Interest-bearing demand deposits	$368,384	$4,682	1.70%	$362,102	4,541	1.68%
Interest-bearing money markets- retail	475,592	10,958	3.08%	402,314	10,567	3.51%
Interest-bearing money markets- brokered	357	7	2.62%	37	1	3.61%
Savings deposits	167,905	131	0.10%	183,096	138	0.10%
Time deposits - retail	146,985	3,241	2.95%	148,458	3,155	2.84%
Time deposits - brokered	45,398	1,461	4.30%	20,967	841	5.36%
Total deposits	1,204,621	20,480	2.27%	1,116,974	19,243	2.30%
Short-term borrowings	21,408	58	0.36%	70,755	1,437	2.71%
Long-term borrowings	119,830	4,031	4.50%	82,571	3,310	5.35%
Total interest-bearing liabilities	1,345,859	24,569	2.44%	1,270,300	23,990	2.52%
Non-interest-bearing deposits	447,478			473,610
Other liabilities	30,795			33,134
Shareholders’ Equity	189,422			166,750
Total Liabilities and Shareholders’ Equity	$2,013,554			$1,943,794
Net interest income and spread		$50,286	2.98%		$44,454	2.63%
Net interest margin			3.64%			3.34%